Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Registration Statement on Form S-4 (the “Registration Statement”) of Volato Group, Inc. of our report dated February 27, 2025, with respect to our audit of M2i Global, Inc.’s consolidated financial statements as of and for the year ended November 30, 2024 and appears in the Registration Statement. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ TAAD LLP

Diamond Bar, California

December 15, 2025